                                                           Exhibit No. EX-99.l.1

[MERCER GLOBAL INVESTMENTS LOGO]          1166 Avenue of the Americas, 3rd Floor
                                          New York, NY 10036-2780
                                          212 345 6531  Fax  212 345 4310
                                          david.goldenberg@mercer.com
                                          www.mgifunds.com

July 28, 2005

MGI Funds
Investors Way
Norwood, MA 02062

Ladies and Gentlemen:

     We propose to acquire  10,000 shares of beneficial  interest (the "Shares")
of the MGI US Short Maturity Fixed Income Fund (the "Fund"), a series of the MGI
Funds  (the  "Trust"),  at a  purchase  price  of $10 per  share  for a total of
$100,000.  We will  purchase  the  Shares  in a  private  offering  prior to the effectiveness  of the  registration  statement  filed by the  Trust on Form N-1A under the Securities Act of 1933, as amended,  and the Investment Company Act of
1940, as amended (the "1940 Act").  The Shares are being  purchased  pursuant to
Section 14 of the 1940 Act to serve as the seed money for the Trust prior to the commencement of the public offering of its shares.

     In connection  with such  purchase,  we understand  that we, the purchaser, intend to acquire  the Shares for our own account as the sole  beneficial  owner thereof and have no present  intention of  redeeming or reselling  the Shares so acquired.

     We  consent to the  filing of this  Investment  Letter as an exhibit to the registration statement of the Trust on Form N-1A.

Sincerely,

MERCER GLOBAL INVESTMENTS, INC.

/s/ David M. Goldenberg
Name: David M. Goldenberg
Title: Chief Counsel

                                               [MARSH & MCLENNAN COMPANIES LOGO]